EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, April 19, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces

Increase in First Quarter Earnings

West Point, Va., April 19, 2005—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $2.61 million, or 71 cents per diluted share, for its first quarter ended March 31, 2005, compared with $2.35 million, or 62 cents per diluted share, for the first quarter of 2004.

“Net income for the first quarter of 2005 reflected earnings improvements in each of the corporation’s primary business segments,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “Factors influencing first quarter earnings included rising interest rates, which contributed to improvement in the earnings at the Retail Banking segment; utilization of the corporation’s liquidity to fund higher loan demand at both the Retail Banking and the Consumer Finance segments; strong seasonal production at the Mortgage Banking segment; maintenance of asset quality; and, higher operating expenses to support growth.”

For the first quarter of March 31, 2005, the corporation’s return on average equity was 14.70 percent and its return on average assets was 1.72 percent, compared with a 14.38 percent return on average equity and a 1.66 percent return on average assets for the first quarter of 2004.

“In addition to the earnings increase for the first quarter, several of our initiatives planned for 2005 have recently been completed,” said Dillon. “At the Consumer Finance segment, we completed a conversion to a new loan system that will

C&F FINANCIAL CORPORATION

Tuesday, April 19, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

create efficiencies and expand capacity for new business. At the Retail Banking segment, we installed a new mainframe computer, upgraded the primary operating system, and enhanced the operating platform in all branches, which will help us be more efficient and offer better customer service. For the remainder of 2005, several other projects are planned. We will be moving the operations centers for both our Retail Banking and Consumer Finance segments to new locations. The Bank has started construction of two new retail banking branches in the Peninsula region that we expect to open in the fourth quarter of 2005. At the Mortgage Banking segment, we are in final negotiations to open our 18th office.”

Retail Banking Segment. First quarter net income for the Retail Banking segment increased to $1.45 million in 2005 compared to $1.33 million in 2004. The improvement in the performance of the Retail Banking segment resulted from a higher level and a higher-yielding composition of earning assets. These improvements were offset in part by an increase in the provision for loan losses, the costs associated with the expansion of the Retail Banking segment into the Hanover market of Virginia and an increase in operational and administrative expenses to support growth.

Mortgage Banking Segment. First quarter net income for the Mortgage Banking segment increased to $567,000 in 2005 compared to $377,000 in 2004. This increase resulted from a higher volume of loans sold in 2005, offset in part by lower profit margins resulting from a proportionately higher volume of variable-rate loans sold versus fixed rate loans. The gain on sales of variable-rate loans is less than that of fixed-rate loans. Future earnings of the Mortgage Banking segment will be negatively affected if the upward trend in interest rates continues and there are fewer new and resale home sales and loan refinancings.

C&F FINANCIAL CORPORATION

Tuesday, April 19, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Consumer Finance Segment. First quarter net income for the Consumer Finance segment increased to $617,000 in 2005 compared to $573,000 in 2004. The increase in 2005 resulted from a 17.6 percent increase in average loans outstanding, which more than offset the increases in the cost of borrowings attributable to rising interest rates, the provision for loan losses and operating expenses to support growth and technology investments.

About C&F Financial Corporation. C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $35.13 per share on Monday, April 18, 2005. At March 31, 2005, the book value of the corporation was $20.15 per share, and the corporation declared a dividend of 24 cents per share during the first quarter of 2005. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Midwest Securities Corp., McKinnon & Company and Scott & Stringfellow, Inc.

C&F Financial Corporation operates 14 retail bank branches located throughout the Newport News to Richmond corridor in Virginia through C&F Bank and offers full investment services through its subsidiary C&F Investment Services, Inc. The corporation provides mortgage and title services through C&F Mortgage Corporation’s 17 offices. C&F Finance Company provides automobile loans through its offices in Richmond, Roanoke and Hampton, Va.

C&F FINANCIAL CORPORATION

Tuesday, April 19, 2005

Contact:	Tom Cherry, Executive Vice President & CFO
(804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) deposit flows, (8) competition, (9) demand for financial services in the corporation’s market area, (10) technology and (11) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

C&F FINANCIAL CORPORATION

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets

	3/31/05	12/31/04	3/31/04
Investment securities - available for sale at fair value	$70,230	$72,787	$73,475
Loans held for sale	52,571	48,566	47,587
Loans, net	415,802	394,471	351,751
Federal Home Loan Bank stock	2,101	2,030	1,392
Total assets	616,756	609,122	578,388
Deposits	446,234	447,134	427,544
Borrowings	81,485	78,285	70,983
Shareholders’ equity	71,660	69,899	66,507

Statements of Income

		For The Quarter Ended
		3/31/05	3/31/04
Interest income		$11,092	$9,585
Interest expense		2,248	1,820
Provision for loan losses[1]		1,089	895
Other operating income:
Gains on sales of loans		3,679	3,066
Other		2,068	1,796
Other operating expenses:
Salaries and employee benefits		6,455	5,633
Other		3,285	2,786
Income tax expense		1,155	966
Net income		2,607	2,347
Earnings per common share – assuming dilution		.71	.62
Earnings per common share – basic		.73	.65

Segment Information

		For The Quarter Ended
		3/31/05	3/31/04
Net income – Retail Banking		$1,450	$1,334
Net income – Mortgage Banking		567	377
Net income – Consumer Finance		617	573
Net (loss) income – Other		(27)	63
Mortgage loan originations – Mortgage Banking		202,964	170,404
Mortgage loans sold – Mortgage Banking		198,959	152,550

C&F FINANCIAL CORPORATION

Average Balances

		For The Quarter Ended
		3/31/05	3/31/04
Securities		$69,954	$71,106
Loans held for sale		40,417	31,466
Loans		414,205	357,313
Fed funds sold/interest bearing deposits at other banks		28,399	57,920
Total earning assets		552,975	517,805

Time, checking and savings deposits		370,738	358,480
Borrowings		78,703	68,604
Total interest bearing liabilities		449,441	427,084
Demand deposits		70,709	60,047
Shareholders’ equity		70,934	65,256

Asset Quality

	3/31/05	12/31/04	3/31/04
Retail and Mortgage Banking Segments

Non-performing assets*	$4,209	$4,336	$3,976
Accruing loans past due for 90 days or more	$2,208	$1,580	$2,214
Allowance for loan losses	$4,525	$4,460	$4,255
Non-performing assets to loans**	1.28%	1.39%	1.43%
Allowance for loan losses to loans**	1.38	1.43	1.53
Allowance for loan losses to non-performing assets	107.53	102.88	107.02
* Non-performing assets consist solely of non-accrual loans for each period presented. ** Loans exclude Consumer Finance segment loans presented below.

	3/31/05	12/31/04	3/31/04
Consumer Finance Segment

Non-accrual loans	$1,329	$1,330	$957
Accruing loans past due for 90 days or more	312	481	241
Allowance for loan losses	7,223	6,684	4,833
Dealer bad debt reserves	901	1,076	1,818
Non-accrual consumer finance loans to total consumer finance loans	1.35%	1.42%	1.15%

Allowance for loan losses to total consumer finance loans	7.33%	7.15%	5.79%
Dealer bad debt reserves to total consumer finance loans	.91	1.15	2.18

Allowance for loan losses and dealer bad debt reserves to total consumer finance loans	8.24%	8.30%	7.97%

C&F FINANCIAL CORPORATION

Other Data and Ratios

	At/For The Quarter Ended
	3/31/05	3/31/04
Annualized return on average assets	1.72%	1.66%
Annualized return on average equity	14.70%	14.38%
Dividends declared per share	$.24	$.22
Shares repurchased	—	27,700
Average price of repurchased shares	—	$41.34
Weighted average shares outstanding – diluted	3,685,550	3,767,485
Weighted average shares outstanding – basic	3,551,093	3,594,204
Market value per share at period end	$36.27	$40.76
Book value per share at period end	$20.15	$18.55
Price to book value ratio at period end	1.80	2.20
Price to earnings ratio at period end (ttm)	11.74	12.86

Note to Selected Financial Data

[1]	Included in the provision for loan losses is $989,000 and $895,000 for the quarter ended 3/31/05 and 3/31/04, respectively, attributable to C&F Finance Company.